Exhibit 99.2
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

vwanner@fulbright.com	telephone:	(713) 651-5151
direct dial: (713) 651-8355	facsimile:	(713) 651-5246
June 13, 2008
Maxim TEP, Inc.
9400 Grogans Mill Road
The Woodlands, Texas 77380
Attn: W. Marvin Watson, Chairman of the Board, President and CEO, and
          Board of Directors of Maxim TEP, Inc.
Dear Mr. Watson and the Board of Directors:
          As you are aware, Maxim TEP Limited (the “Shareholder”) has retained Fulbright & Jaworski L.L.P. to assist in enforcing its rights as a shareholder of Maxim TEP, Inc. (the “Company”). As far as we are aware, the Company has chosen not to comply with the Shareholder’s requests in our letter dated June 4, 2008 demanding a shareholder’s meeting and restating the demand for access to the books and records of the Company, specifically, access to the shareholder list, pursuant to the Shareholder’s rights under Texas law. The Shareholder’s rights on these points under Texas law and the Company’s Bylaws are clear, and compliance with proper requests is not optional or subject to the Company’s discretion. We can see no reason why the Company is refusing to comply. The fact that the officers and directors of the Company refuse to operate the Company in compliance with Texas law and with the Company’s own governing documents strongly support the Shareholder’s belief that the officers and directors of the Company are failing to fulfill their fiduciary duties and should be held personally liable for the damage the Company may experience at their hands.
          As repeatedly requested, the Shareholder, as a holder of more than 5% of the common stock of the Company, demands access to the books and records, specifically a list of other shareholders and contact information therefor, of the Company pursuant to Article 2.44 of the Texas Business Corporations Act for the purpose of contacting shareholders to discuss the financial status of the Company and the Company’s strategic direction.
          Pursuant to Article 2.24 of the Texas Business Corporation Act and Article 2 Section 4 of the Bylaws of the Company, the Shareholder, as a shareholder of more than 10% of the outstanding common stock of the Company, demands that the President or Secretary of the Company call a shareholder meeting to be held on a date between June 23, 2008 and June 30, 2008 in Houston, Texas for the following purposes:
Austin • Beijing • Dallas • Denver • Dubai • Hong Kong • Houston • London • Los Angeles • Minneapolis
Munich • New York • Riyadh • San Antonio • St. Louis • Washington DC

June 13, 2008

     1. To discuss the financial status of the Company, the Company’s strategic direction and provide, by shareholder resolution, direction to the directors of the Company for operation of Company; and
     2. To remove one or more directors of the Company and to nominate and elect their replacements, if the shareholders so desire.
     Please send notice of the meeting on or before June 16, 2008, in accordance with Article 2.25 of the Texas Business Corporation Act and Article 2 Section 5 of the Bylaws of the Company to all shareholders, including the Shareholder, as proof that the Company has complied with this request for shareholder meeting. Please provide to us proof (written confirmation will be adequate) from the transfer agent (First American Stock Transfer, Inc.), that such shareholder notice has been sent to all shareholders.
     The Shareholder has instructed us to prepare petitions to compel the Company’s compliance with Texas law regarding access to books and records and the right of a shareholder to call a shareholder meeting and a possible action against the directors for failing in their fiduciary duties. We ask that the Company comply with the Shareholder’s demands by June 16, 2008.
Very truly yours,
Valorie Wanner

cc:	Michael Choi
Andreas Boesenberg
Josh Agrons, Esq. (Firm)
John Thomas, Esq.
Bryce Linsenmayer, Esq.
Peter Stokes, Esq. (Firm)